Exhibit 10.68
INDEPENDENT CONTRACTOR AGREEMENT
     THIS INDEPENDENT CONTRACTOR AGREEMENT (“Agreement”), effective as of January 1, 2009, is between BEARINGPOINT, INC., a Delaware corporation with its principal place of business at 1676 International Drive, McLean, VA 22102 (“BearingPoint” or “Company”), and LAURENT C. LUTZ, an individual having his principal place of business at 2724 W. Sunnyside Avenue Chicago, IL 60625 (“Contractor”).
     1. PURPOSE OF ENGAGEMENT. BearingPoint agrees to retain Contractor to perform the services described in Exhibit A hereto (“Services”) and Contractor agrees to furnish the Services to BearingPoint subject to the terms and conditions set forth in this Agreement. BearingPoint will make its facilities and equipment available to Contractor to the extent necessary to perform the Services as the parties may mutually agree.
     2. TERM. The term of this Agreement shall begin on January 1, 2009, and shall continue until February 15, 2009, or termination pursuant to Paragraph 4 hereof.
     3. CONTRACTOR’S FEES AND EXPENSES. During the Term of this Agreement, BearingPoint agrees to compensate Contractor for Fees and Expenses as set forth in Exhibit A.
     4. TERMINATION.
     (a) BearingPoint may terminate this Agreement with immediate effect, at its convenience, with or without any prior breach by Contractor, and without any liability other than to pay amounts due, by providing Contractor with written notice of termination.
     (b) Either party may terminate this Agreement upon fourteen (14) days written notice to the other in the event the other party breaches a material term of this Agreement and, where such breach is susceptible of being cured, fails to cure such breach within the fourteen (14) day notice period.
     5. COMPLIANCE WITH BEARINGPOINT POLICIES AND BUDGETS. Contractor agrees to perform the Services to the best of Contractor’s abilities in accordance with BearingPoint’s policies and applicable budgets. Without limiting the foregoing, Contractor shall perform the Services in a timely and professional manner in accordance with applicable professional standards.
     6. BEARINGPOINT CONFIDENTIAL AND PRIVILEGED INFORMATION. All information, documents, reports, work product, data, records, forms and other materials developed by Contractor for BearingPoint or obtained by or disclosed to Contractor in the course of performing the Services are and will remain confidential and privileged in nature and are expressly subject to protection under the attorney-client and attorney work product privileges. Contractor will deliver to BearingPoint all tangible forms of such proprietary confidential, attorney-client privileged and trade secret information and all copies thereof (and all other property obtained from or through BearingPoint) when BearingPoint requests the same or promptly upon termination of this Agreement, whichever occurs earlier. Contractor agrees during the Term of this Agreement and thereafter that he will take all steps reasonably necessary to hold BearingPoint’s confidential and privileged information in trust and confidence. Contractor shall not use or disclose to any person, firm or entity any proprietary, confidential, attorney-client privileged or trade secret information of BearingPoint without BearingPoint’s express, prior written permission.

     7. INSURANCE AND INDEMNIFICATION.
     (a) During the Term, BearingPoint will provide indemnification and advancement of expenses to Contractor to the fullest extent of the provisions of Article 9 of the Amended and Restated Certificate of Incorporation and to the fullest extent permitted by law.
     (b) During the Term, Contractor shall remain a named insured under BearingPoint’s Executive Protection Policy (“D&O Liability Insurance”) and BearingPoint’s Corporate Counsel Premier – Professional Liability Insurance for Corporate Counsel Policy (“Employed Lawyers Insurance”).
     8. INDEPENDENT CONTRACTOR. It is expressly understood that Contractor is an independent contractor of BearingPoint and that Contractor shall use his professional discretion in determining the best means by which to perform the Services. Contractor agrees that nothing in this Agreement shall be construed as creating a partnership, joint venture or employer-employee relationship. Contractor shall not be entitled to any of the benefits which BearingPoint may make available to its employees, such as group insurance, profit-sharing, vacation pay, sick leave, workers’ compensation, disability, unemployment insurance benefits, retirement benefits or any other employee benefits. Contractor shall be solely responsible for complying with all applicable local, state and federal laws governing self-employed individuals, including but not limited to obligations such as payment of federal, state and local taxes, social security, disability and other contributions attributable to the rendition of Services hereunder to BearingPoint.
     9. NON-ASSIGNABILITY. Contractor shall not assign, transfer, or subcontract this Agreement or any of its obligations hereunder without BearingPoint’s express, prior written permission.
     10. ARBITRATION. Any Claim arising out of or relating to this Agreement, or the breach thereof, shall be settled by binding arbitration administered in Virginia. Arbitrations shall take place before a panel of three arbitrators which shall consist of one person selected by each of the two sides to the dispute and the third person jointly selected by the other two arbitrators. The arbitration panel shall have no authority to modify this Agreement (except pursuant to Section 12) or to award punitive or exemplary damages. BearingPoint may, without waiving its right to compel arbitration, and without securing or posting any bond, seek injunctive or other provisional relief from a court of competent jurisdiction in aid of arbitration, to prevent any arbitration award from being rendered ineffectual, to protect BearingPoint’s confidential information or intellectual property or for any other purpose in the interests of BearingPoint. The courts of Virginia or any court of competent jurisdiction in any other state will have jurisdiction over any proceeding relating to arbitrations, and may enter judgment on any arbitration award rendered or grant judicial recognition of the award or an order of enforcement. You agree to reimburse BearingPoint upon demand for any and all costs (including, without limitation, attorneys’ fees and court costs) incurred by BearingPoint in enforcing any of its rights under this Agreement.
     11. NOTICES. All notices (aside from invoice and except invoice) permitted or required under this Agreement shall be in writing and shall be made by personal delivery, a nationally recognized overnight courier service, facsimile transmission or certified or registered mail, return receipt requested. Notices shall be deemed given upon the earlier of actual receipt or one (1) day after deposit with the courier service, receipt by sender of confirmation of electronic transmission or five (5) days after deposit with the U.S. Postal Service. Notices shall be sent to the addresses listed below, or to such other address as either party may specify in writing.

If to BearingPoint:	If to Contractor:

BearingPoint, Inc.	Laurent C. Lutz
1676 International Drive	2724 W. Sunnyside Avenue
McLean, VA 22102	Chicago, IL 60625
Attention: Blake M. Guy	(Contractor’s “Home City”)
     12. NON-EXCLUSIVITY. During the Term of this Agreement, BearingPoint may engage the services of any individual or entity that competes with Contractor or offers services similar to those offered by Contractor, and any such engagement shall not be considered a breach of this Agreement.
     13. SEVERABILITY. In the event that any term or provision of this Agreement shall be held to be invalid, void or unenforceable, then the remainder of this Agreement shall not be affected, impaired or invalidated, and each such term and provision of this Agreement shall be valid and enforceable to the fullest extent permitted by law.
     14. GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the laws of the United States and the laws of the Commonwealth of Virginia. The parties hereby submit to the exclusive personal and subject matter jurisdiction of the state and federal courts located in Commonwealth of Virginia.
     15. INTEGRATION. This Agreement constitutes the entire agreement of the parties hereto and supersedes all prior and contemporaneous representations, proposals, discussions, and communications, whether oral or in writing. This Agreement may be modified only in writing and shall be enforceable in accordance with its terms when signed by each of the parties hereto. As to BearingPoint, only its Chief Executive Officer or Chief Financial Officer shall have authority to modify this Agreement.
     16. SURVIVAL. Paragraphs 6, 7, 9, 10, 11, 13, 14, 15 and 16 shall survive the expiration or termination of this Agreement by either party for any reason.
     IN WITNESS WHEREOF, the parties hereto have or caused this Agreement to be executed by their duly authorized representatives, effective as of January 1, 2009.

LAURENT C. LUTZ	BEARINGPOINT, INC.

/s/ Laurent C. Lutz	By:

Signature
	Name:	F. Edwin Harbach

Date:	Date:

“EXHIBIT A”
DESCRIPTION OF CONTRACTOR’S SERVICES
Services:
The services set forth below are collectively referred to as “Services” throughout this Agreement and Exhibit A:
Contractor will be available, as reasonably requested by the Company, its officers and/or advisors, for legal advisory services in connection with the Company’s current debt restructuring efforts (e.g., communications strategy), as well as on-going investigations, arbitrations, litigation and others disputes in which BearingPoint is currently involved with respect to which Contractor has information or knowledge or is reasonably expected to be called upon to testify (including, but not limited to, those related to BearingPoint’s former Chief Executive Officer and IMG). Contractor understands this may include providing testimony as well as time spent preparing to provide testimony.
BearingPoint acknowledges that the Services Consultant will provide during the Term are being provided solely in a consultative and advisory manner. In providing the Services, it is agreed and understood that Consultant shall not serve as BearingPoint’s primary outside legal advisor, shall not be asked to serve in a project manager capacity, and shall not be responsible for leading, directing, or serving as a decision maker with respect to, the efforts or other legal matters to which his Services relate. BearingPoint will continue to obtain its primary legal advice and representation regarding said efforts from its internal counsel and the outside law firms it has retained or may retain in the future.
Retainer:
On or before January 6, 2009, BearingPoint shall remit to Contractor a retainer of Twenty-Five Thousand Dollars Even ($25,000.00) to be applied against Fees and Expenses as set forth below in this Exhibit A.
Fees:
Contractor’s fees will be based on the hours worked by Contractor at his hourly rate of $350.00 (“Fees”).
Expenses:
In accord with the terms of BearingPoint’s Expense Reimbursement Policy, BearingPoint agrees to reimburse Contractor for actual out-of-pocket expenses reasonably incurred in connection with the performance of Services under this Agreement (“Expenses”).

With respect to Services performed outside of Contractor’s Home City (Chicago, Illinois), BearingPoint agrees to reimburse Contractor as follows:
•	Roundtrip airfare (coach/economy class only) between Contractor’s Home City and any place where Services are performed outside of Contractor’s Home City;

•	Hotel accommodations required in connection with the performance of Services outside of Contractor’s Home City (e.g., deposition or trial testimony or any related preparation);

•	Meals (up to $60 per day); and

•	Incidental and related out-of-pocket expenses (e.g., taxi fare, parking).
BearingPoint will provide Contractor with the names and phone numbers of its preferred hotel vendors. In securing travel arrangements, Contractor agrees to use BearingPoint’s preferred vendors and request the BearingPoint rate.
Billing and Payments
Contractor shall submit to BearingPoint semi-monthly invoices for Services rendered and Expenses incurred and will offset such invoices against the Retainer. Payment will be due upon receipt of the invoices to replenish the Retainer to the agreed-upon amount. Any unearned portion of the Retainer will be returned to BearingPoint upon termination of the Agreement.
Contractor’s invoices shall set forth and/or append supporting detail for each day on which Services were performed by Contractor, the number of hours worked, a brief summary of the Services provided each day, and receipts or other suitable detail concerning related Expenses. Supporting detail shall include photocopies of any and all receipts related to Expenses for which Contractor seeks reimbursement. Each receipt shall clearly identify the nature of the Expense and the date on which the Expense was incurred.
Invoices and expense receipts shall be electronically mailed to:
BearingPoint, Inc.
1676 International Drive
McLean, VA 22102
Attention: Michael Blandford (mike.blandford@bearingpoint.com)

LAURENT C. LUTZ		BEARINGPOINT, INC.

/s/ Laurent C. Lutz		By:

Signature
		Name:	F. Edwin Harbach

Date:	12/29/2008	Date:	11/1/2009